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                               EXHIBIT 99(b)

                    AMENDMENT  NO.1 TO RIGHTS AGREEMENT


          THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (the "First Amendment") is made effective as of December 17, 1996, by and between Kysor Industrial Corporation, a Michigan corporation (the "Company") and State Street Bank & Trust Co., a Massachusetts corporation (the "Rights Agent"). This First Amendment amends the Rights Agreement dated as of April 26, 1996, between the Company and the Rights Agent (the "Rights Agreement"). Capitalized terms used but not defined in this First Amendment have the meanings ascribed to them in the Rights Agreement.


                                 RECITALS

          The Board of Directors of the Company wants to appoint Harris Trust and Savings Bank of Chicago, Illinois ("Harris"), as successor Rights Agent and transfer to Harris the duties of the Rights Agent under the Rights Agreement. To facilitate the transfer of duties of the Rights Agent to Harris, the Board of Directors of the Company determined to amend
Section 21 of the Rights Agreement as set forth below.

          Accordingly, the parties agree as follows:

          1. AMENDMENT OF SECTION 21 OF RIGHTS AGREEMENT. Section 21 of the Rights Agreement is hereby amended in its entirety to read as follows:

               SECTION 21. CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or
          after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then the registered holder of any Rights
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          Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of Michigan or Illinois (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of Michigan or Illinois), in good standing, having a principal office in the State of Michigan or Illinois which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million.
          After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

          2. CONSENT OF HARRIS AND RIGHTS AGENT. Rights Agent and Harris hereby consent to the appointment of Harris as successor Rights Agent under the Rights Agreement.


                        SIGNED effective as of the date first written above

                              KYSOR INDUSTRIAL CORPORATION


                              By:  /S/ TERRY M. MURPHY
                                   Terry M. Murphy
                                   Vice President-Chief Financial Officer




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                              STATE STREET BANK & TRUST CO.


                              By:  /S/ LAURA WELCH
                                   Its: ADMINISTRATION MANAGER




                              HARRIS TRUST AND SAVINGS BANK


                              By:  /S/ KIETH A. BRADLEY
                                   Its: ASSISTANT VICE PRESIDENT




































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